Exhibit 10.1

Execution Copy

January 8, 2015

Greg Hackman
12026 NW 78th Place
Parkland, FL 33076

RE:  Employment Agreement

Dear Greg:

This letter agreement (this “Agreement”) shall confirm the terms of your employment with Boot Barn, Inc. (the “Company”) to be effective on your start date of January 26, 2015 (“Effective Date”).

Position/Duties:  You agree to serve the Company as its Chief Financial Officer, reporting to the President and Chief Executive Officer (“CEO”). You will have such duties consistent with your position and as assigned to you from time to time by the Company. You will perform your duties at the Company’s corporate offices in Orange County, California, subject to customary travel as reasonably required.   You also shall serve as the Chief Financial Officer and Secretary of Boot Barn Holdings, Inc. and may be asked to perform duties and services for certain of the Company’s affiliated entities,  without additional compensation.  You agree to devote your full business time attention and energies to, and perform faithfully, professionally and to the best of your ability, the duties and responsibilities of your position.

Term:  This Agreement shall commence on the Effective Date and continue until the first anniversary of the Effective Date, unless earlier terminated as set forth herein, provided, however, that commencing on the first anniversary of the Effective Date and on each anniversary date thereafter, this Agreement shall be automatically renewed for an additional one year period unless, at least sixty (60) calendar days prior to such date, the Company or you provide the other party written notice that such party does not wish to renew the term.

Base Salary:  You will receive an annualized salary of $325,000.00, less applicable deductions, payable in accordance with the Company’s regular payroll practices.

Bonuses:  You will be eligible to participate in the Company’s key bonus plan pursuant to the terms, financial targets and performance goals established by the Compensation Committee (“Compensation Committee”) of the Board of Directors of Boot Barn Holdings, Inc., from time to time.   If the Company achieves its budget and you achieve certain performance objectives, each as established by the Compensation Committee and the Company, you will be eligible to earn a target bonus of 50% of your base salary with an opportunity to receive a maximum aggregate bonus of up to 100% of your base salary if the Company achieves additional performance targets and you achieve certain performance objectives, each as established by the Compensation Committee and the Company, payable within one hundred twenty (120) days after the end of the Company’s fiscal year ending March 31st, provided that, except as otherwise set forth in this Agreement, you are employed in good standing on the bonus payment date.  In addition, the Company shall pay you a signing bonus in the amount of Fifty Thousand Dollars ($50,000), less applicable deductions, payable on the first regular payroll period following the sixtieth day after the Effective Date.

Equity:  On the Effective Date, you will be granted a stock option to purchase 100,000 shares of common stock of Boot Barn Holdings, Inc., at an exercise price equal to the fair market value of such shares on the date of grant.  Your stock option will vest in five (5) equal installments on the anniversary of the grant date, in accordance with the terms of the Boot Barn Holdings, Inc. 2014 Equity Incentive Plan (the “Plan”), and will be subject in all respects to the terms and conditions of the Plan, as amended from time to time, and the corresponding stock option agreement between you and Boot Barn Holdings, Inc.

Benefits:  You will accrue four (4) weeks of paid time off each year with a maximum paid time off cap of six (6) weeks in accordance with the Company’s paid time off policy.  You will be eligible to receive seven (7) paid holidays each year.  You also will be eligible to participate in the Company’s benefit plans and programs.  The eligibility requirements and other terms and conditions of any Company benefits shall be governed by the Company’s applicable benefit policy and plan documents, as in effect and amended from time to time.  The Company reserves the right to modify, reduce or eliminate any Company benefits at any time, in its discretion.

Expenses:  The Company shall reimburse you for all reasonable business expenses of types authorized by the Company and reasonably and necessarily incurred by you in the performance of your duties hereunder, in accordance with the Company’s reimbursement policies, provided that, you must submit proof of such business expenses and comply with such reasonable budget limitations and approval and reporting requirements with respect to expenses as the Company may establish from time to time.  In addition, the Company shall reimburse you for reasonable moving expenses, temporary housing costs and commuting costs, and for the selling commission in connection with the sale of your current residence, provided that, the maximum amount the Company shall reimburse you for such expenses/commission shall be $125,000.00 in the aggregate, and provided further that, such expenses, costs and commission are incurred by you within one year after the Effective Date.  The taxable relocation costs/commission pursuant to this paragraph shall be “grossed up” to compensate you in full for taxes incurred on such costs/commission.  As a condition of reimbursement, you must submit to the Company proof of all moving expenses, temporary housing costs, commuting costs and the selling commission in accordance with Company policy.

Employment Policies and Confidential Information:  You agree to comply with the Company’s standard policies and work rules, including as set forth in the Employee Handbook as amended from time to time.  As a condition of your employment, you also must sign, return and comply with the Company’s Confidential and Proprietary Information Agreement (“Confidential Information Agreement”) provided to you herewith.

Arbitration:  You agree that all claims arising out of or relating to your employment with the Company, including claims arising out of this Agreement, the enforceability of this arbitration provision or in connection with your separation from the Company, shall be resolved by binding arbitration in Orange County, California.  This agreement to arbitrate does not prohibit either party from filing an application for a provisional remedy to prevent actual or threatened irreparable harm in accordance with California law.  The dispute will be arbitrated in accordance with the rules of the American Arbitration Association (“AAA”) under the Employment Arbitration Rules which may be found at https://www.adr.org/aaa/ShowProperty?nodeId=/UCM/ADRSTG_004362 and provided to you herewith.  The Company shall pay all expenses peculiar to arbitration including the arbitration administrative costs and the arbitrator’s fees in accordance with California law and the AAA rules.  Each party shall bear his/its own attorneys’ fees and legal costs.  However, if any party prevails on a statutory claim which affords the prevailing party attorneys’ fees and/or legal costs, the arbitrator may award such reasonable attorneys’ fees and/or legal costs to the prevailing party consistent with applicable law.  YOU UNDERSTAND AND AGREE THAT YOU ARE HEREBY WAIVING YOUR RIGHTS TO BRING SUCH CLAIMS TO COURT INCLUDING THE RIGHT TO A JURY TRIAL.

Termination:  Your employment may terminate at any time during the term for the following reasons:  (i) the Company may terminate you for Cause (defined herein) or without Cause, (ii) you may resign your employment with Good Reason (defined herein) or without Good Reason, (iii) either party may give notice of non-renewal as set forth above, or (iv) due to your death or Disability (defined herein).

In the event your employment is terminated by the Company without Cause, by you for Good Reason or in the event the Company provides notice of non-renewal as set forth above, the Company will pay you, at the time set forth below, the Severance Payment and the Bonus Payment, each as defined herein, provided that you timely sign and do not revoke (if applicable) a general release of all claims against the Company and its parents, affiliates and subsidiaries in a form provided to you by the Company (the “Release”) within sixty (60) days of the termination date.

You shall not be entitled to the Severance or Bonus Payment, or any other severance, bonus or other post-termination benefits (other than as mandated by law) if the Company terminates your employment for Cause, you resign for any reason that does not constitute Good Reason, or your employment terminates due to death, Disability or due to you providing notice of non-renewal as set forth above.  Upon the separation of your employment, however caused, (i) your position(s) as a director or officer of any parent, affiliate or subsidiary of the Company, including Boot Barn Holdings, Inc., shall automatically terminate and (ii) you must continue to comply with your post-termination obligations set forth in the Confidential Information Agreement.

Definitions:

“Bonus Payment” as used herein shall mean a prorated bonus based on the bonus you would have been paid for the fiscal year to which the bonus relates had you remained employed on the bonus payment date, and calculated by multiplying the bonus by a fraction, the numerator of which is the number of days in the fiscal year which you were employed and the denominator of which is 365, payable within one hundred twenty (120) days after the end of the Company’s fiscal year ending March 31st as set forth above, and provided that the Release is irrevocable as of such payment date.

“Cause” as used herein shall mean: (i) your refusal or failure to substantially perform the duties of your position or follow the reasonable instructions of the Company or the Board of Directors of the Company (the “Board”); (ii) your failure to comply in any material respect with any written policies or procedures of the Company or the Board (including, but not limited to, the Company’s drug or anti-harassment policies, etc.); (iii) your engagement in any act of theft, fraud, embezzlement, willful misfeasance or misconduct, falsification of Company documents, misappropriation of funds or other assets of the Company, or committing any act which is materially damaging to the goodwill, business or reputation of the Company; (iv) your conviction or pleading guilty or nolo contendere to any felony or crime involving moral turpitude; or (v) your material breach of any of your obligations to the Company or the Confidential Information Agreement.

“Disability” as used herein shall mean your inability due to mental or physical incapacity to perform the essential functions of your job duties, with or without reasonable accommodation, for ninety (90) consecutive days or one hundred twenty (120) non-consecutive days in any twelve (12) month period.

“Good Reason” as used herein shall mean the occurrence of any of the following events without your consent: (i) any material diminution in your base salary, other than a diminution that was in conjunction with a salary reduction program for similarly-situated employees of the Company or its affiliates; (ii) any material and continuing diminution in your authority or responsibilities; (iii) changing the geographic location at which you provide services to the Company to a location more than thirty-five (35) miles from the then existing location and further from your residence; or (iv) requiring you to report to someone other than the CEO, provided however, that your resignation for Good Reason will be effective only if you provide written notice to the Company of any event constituting Good Reason within sixty (60) days after you become aware such event, and the Company does not cure such event within thirty (30) days after receipt of the notice, and provided further that, you terminate your employment within ninety (90) days of the date of your written notice.

“Severance Payment” as used herein shall mean your base salary in effect on the termination date, less applicable deductions, payable for a period of twelve (12) months from the termination date, as salary continuation payments in accordance with the Company’s normal payroll practices, the first installment of which shall be paid to you on the first regular payroll period following the sixtieth (60th) after the termination date (and will include any severance installment that would have otherwise been paid during the period following the termination date through the date of the first installment); provided that, the Release is irrevocable as of such date.

Successors and Assigns:  This Agreement shall not be assignable by you, provided however, your rights to payments hereunder shall, upon your death or incapacity, inure to the benefit of your personal or legal representatives, executors, administrators, heirs, devisees and legatees.  This Agreement will be binding upon and inure to the benefit of the Company, its successors and assigns, and may be assigned by the Company to any parent, subsidiary or affiliate thereof, or to a person or entity which is a successor in interest to substantially all of the business operations or assets of the Company.

Entire Agreement:  You confirm that no promises or statements that are contrary to the terms of this Agreement have been made to you by any Company representative.  This Agreement (along with the agreements referenced herein) contains the parties’ complete agreement regarding the terms and conditions of your employment with the Company and supersedes all prior and contemporaneous agreements, negotiations and term sheets relating to the subject matter herein.  This Agreement can only be modified in writing signed by you and the CEO.

409A:

Compliance.  It is intended that the compensation paid or delivered pursuant to this Agreement is either paid in compliance with, or is exempt from, Section 409A of the Internal Revenue Code, and the regulations promulgated thereunder (together, “Section 409A”), and this Agreement shall be interpreted and administered accordingly.  However, the Company does not warrant that all amounts paid or delivered hereunder will be exempt from, or paid in compliance with, Section 409A.  You agree to bear the risk of any adverse federal, state or local tax consequences and penalty taxes which may result from payments made in accordance with the terms of this Agreement, and you will not seek indemnification from the Company for any such tax consequences or penalties.  You acknowledge that you have been advised to seek the advice of a tax advisor with respect to the tax consequences of all such payments, including any adverse tax consequence under Section 409A and applicable state tax law.

Amounts Payable On Account of Termination.  If and to the extent necessary to comply with Section 409A, for the purposes of determining when amounts otherwise payable on account of your termination of employment under this Agreement will be paid, “terminate,” “terminated” or “termination” or words of similar import relating to your employment with the Company, as used in this Agreement, shall be construed as the date that you first incur a “separation from service” within the meaning of Section 409A.  Notwithstanding anything to the contrary herein, if you are deemed on the date of termination to be a “specified employee” of the Company, within the meaning of that term under Section 409A(a)(2)(B), then with regard to any payment or provision of any benefit that is considered nonqualified deferred compensation under Section 409A payable on account of a “separation of service,” such payment or benefit shall not be made or provided until the date which is the earlier of (i) the expiration of the six (6) month period measured from the date of your “separation of service” from the Company and (ii) the date of your death, to the extent required under Section 409A.  Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to the previous sentence (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum, without interest, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

Interpretative Rules.  In applying Section 409A to amounts paid pursuant to this Agreement, any right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

Taxable Reimbursements.  Any taxable reimbursement of business or other expenses provided for under this Agreement shall be subject to the following conditions: (i) the expenses eligible for reimbursement in one taxable year shall not affect the expenses eligible for reimbursement in any other taxable year, (ii) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred, and (iii) the right to reimbursement shall not be subject to liquidation or exchange for another benefit.  In addition, any tax gross-up payment pursuant to the paragraph titled “Expenses” must be made by the end of the taxable year next following the taxable year in which you remit the related taxes.

If the terms of this Agreement are acceptable to you, please sign below and return a copy to me. On behalf of the Company, we look forward to working with you.

Regards,

/s/ James G. Conroy
James G. Conroy
President and Chief Executive Officer

AGREED AND ACCEPTED:

/s/ Greg Hackman	Date:	January 8, 2015
Greg Hackman